EXHIBIT 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact: Stacy Feit
(818) 871-3000
investorrelations@thecheesecakefactory.com

THE CHEESECAKE FACTORY REPORTS RESULTS FOR

FOURTH QUARTER OF FISCAL 2016

Calabasas Hills, Calif., – February 22, 2017 – The Cheesecake Factory Incorporated (NASDAQ: CAKE) today reported financial results for the fourth quarter of fiscal 2016, which ended on January 3, 2017.

Total revenues were $603.1 million in the fourth quarter of fiscal 2016 as compared to $526.8 million in the fourth quarter of fiscal 2015. The fourth quarter of fiscal 2016 included 14 weeks compared to 13 weeks in the fourth quarter of fiscal 2015; the additional week in fiscal 2016 contributed approximately $54.7 million of sales. Net income and diluted net income per share were $32.4 million and $0.66, respectively, in the fourth quarter of fiscal 2016.

The Company recorded a pre-tax, non-cash charge of $0.1 million during the fourth quarter of fiscal 2016 related to the planned relocation of one The Cheesecake Factory restaurant. Excluding this item, net income and diluted net income per share were $32.4 million and $0.67, respectively.

Comparable restaurant sales at The Cheesecake Factory restaurants increased 1.1% in the fourth quarter of fiscal 2016 (14 weeks vs. 14 weeks).

“We delivered our 28th consecutive quarter of positive comparable sales, marking seven years of strong financial performance and meaningful shareholder value creation,” said David Overton, Chairman and Chief Executive Officer. “We significantly outperformed the casual dining industry again during the fourth quarter as we continued to take market share.”

Overton concluded, “We delivered on all of our objectives in 2016, including producing solid comparable sales performance, achieving our domestic unit growth goal, expanding our international presence to a total of 15 locations and increasing operating margins, all of which contributed to approximately 20% earnings per share growth. By maintaining our differentiated positioning and commitment to operational excellence, we believe we will uphold our leadership position in the casual dining industry in 2017 and beyond.”

Development

The Company opened five The Cheesecake Factory restaurants and one Grand Lux Cafe during the fourth quarter of fiscal 2016, meeting its objective to open as many as eight Company-owned restaurants domestically in fiscal 2016.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Internationally, two The Cheesecake Factory restaurants opened in the fourth quarter of fiscal 2016, including the first location in Qatar and the third location in Mexico, for a total of four locations opened under licensing agreements during the year, as expected.

Capital Allocation

The Company’s Board of Directors declared a quarterly cash dividend of $0.24 per share on the Company’s common stock. The dividend is payable on March 21, 2017 to shareholders of record at the close of business on March 8, 2017.

During the fourth quarter of fiscal 2016, the Company repurchased 0.5 million shares of its common stock at a cost of $27.5 million. The Company repurchased a total of 2.9 million shares of its common stock at a cost of $146.5 million during fiscal 2016.

The Company continues to expect that it will return its free cash flow to shareholders in fiscal 2017 in the form of dividends and share repurchases.

Conference Call and Webcast

The Company will hold a conference call to review its results for the fourth quarter of fiscal 2016 today at 2:00 p.m. Pacific Time. The conference call will be webcast live on the Company’s website at investors.thecheesecakefactory.com and a replay of the webcast will be available through March 24, 2017.

About The Cheesecake Factory Incorporated

The Cheesecake Factory Incorporated created the upscale casual dining segment in 1978 with the introduction of its namesake concept. The Company, through its subsidiaries, owns and operates 208 full-service, casual dining restaurants throughout the U.S.A. and Puerto Rico, including 194 restaurants under The Cheesecake Factory® mark; 13 restaurants under the Grand Lux Cafe® mark; and one restaurant under the Rock Sugar Pan Asian Kitchen® mark (rebranding to RockSugar Southeast Asian Kitchen™).  Internationally, 15 The Cheesecake Factory® restaurants operate under licensing agreements. The Company’s bakery division operates two bakery production facilities, in Calabasas Hills, CA and Rocky Mount, NC, that produce quality cheesecakes and other baked products for its restaurants, international licensees and third-party bakery customers. In 2016, the Company was named to the FORTUNE Magazine “100 Best Companies to Work For®” list for the third consecutive year. To learn more about the Company, visit www.thecheesecakefactory.com.

FORTUNE and 100 Best Companies to Work For® are registered trademarks of Time Inc. and are used under license.  From FORTUNE Magazine, March 3, 2016 ©2016 Time Inc. FORTUNE and Time Inc. are not affiliated with, and do not endorse products or services of, The Cheesecake Factory Incorporated.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by forward-looking statements, including uncertainties related to: the Company’s ability to deliver consistent and dependable comparable sales results over a sustained period of time; the Company’s ability to deliver increases in guest traffic; the strength of the Company’s brand; the Company’s ability to provide a differentiated experience to guests; the Company’s ability to outperform the casual dining industry and increase its market share; the Company’s ability to leverage sales increases and manage flow through; the Company’s ability to increase margins; the Company’s ability to grow earnings; the Company’s ability to remain relevant to consumers; the Company’s ability to increase shareholder value; the Company’s ability to expand its concepts domestically and work with its licensees to expand its concept internationally; the Company’s ability to support the growth of North Italia and Flower Child

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

restaurants; the Company’s ability to develop a fast casual concept; the Company’s ability to utilize its capital effectively and continue to repurchase its shares; factors outside of the Company’s control that impact consumer confidence and spending; current and future macroeconomic conditions; acceptance and success of The Cheesecake Factory in international markets; changes in unemployment rates; the economic health of the Company’s landlords and other tenants in retail centers in which its restaurants are located; the economic health of suppliers, licensees, vendors and other third parties providing goods or services to the Company; adverse weather conditions in regions in which the Company’s restaurants are located; factors that are under the control of government agencies, landlords and other third parties; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned that forward-looking statements are not guarantees of future performance and that undue reliance should not be placed on such statements. Forward-looking statements speak only as of the dates on which they are made and the Company undertakes no obligation to publicly update or revise any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise, unless required to do so by securities laws. Investors are referred to the full discussion of risks and uncertainties associated with forward-looking statements and the discussion of risk factors contained in the Company’s latest Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K as filed with the SEC, which are available at www.sec.gov.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

The Cheesecake Factory Incorporated and Subsidiaries

Condensed Consolidated Financial Statements

(unaudited; in thousands, except per share and statistical data)

	14 Weeks Ended		13 Weeks Ended		53 Weeks Ended		52 Weeks Ended
Consolidated Statement of Operations	January 3, 2017		December 29, 2015		January 3, 2017		December 29, 2015
	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues	Amount	Percent of Revenues
Revenues	$603,146	100.0%	$526,841	100.0%	$2,275,719	100.0%	$2,100,609	100.0%
Costs and expenses:
Cost of sales	140,084	23.2%	125,191	23.8%	526,628	23.2%	504,031	24.0%
Labor expenses	202,562	33.6%	173,053	32.8%	759,998	33.4%	684,818	32.6%
Other operating costs and expenses	143,951	23.9%	125,103	23.7%	540,365	23.7%	500,640	23.8%
General and administrative expenses	38,863	6.4%	35,705	6.8%	146,042	6.4%	137,402	6.5%
Depreciation and amortization expenses	23,451	3.9%	21,911	4.2%	88,010	3.9%	85,563	4.1%
Impairment of assets and lease terminations	114	0.0%	-	0.0%	114	0.0%	6,011	0.3%
Preopening costs	6,975	1.2%	7,083	1.3%	13,569	0.6%	16,898	0.8%
Total costs and expenses	556,000	92.2%	488,046	92.6%	2,074,726	91.2%	1,935,363	92.1%
Income from operations	47,146	7.8%	38,795	7.4%	200,993	8.8%	165,246	7.9%
Interest and other expense, net	(2,263)	(0.4)%	(1,845)	(0.4)%	(9,225)	(0.4)%	(5,894)	(0.3)%
Income before income taxes	44,883	7.4%	36,950	7.0%	191,768	8.4%	159,352	7.6%
Income tax provision	12,502	2.0%	9,750	1.8%	52,274	2.3%	42,829	2.1%
Net income	$32,381	5.4%	$27,200	5.2%	$139,494	6.1%	$116,523	5.5%

Basic net income per share	$0.68		$0.56		$2.91		$2.39
Basic weighted average shares outstanding	47,403		48,808		47,981		48,833

Diluted net income per share	$0.66		$0.54		$2.83		$2.30
Diluted weighted average shares outstanding	48,795		50,470		49,372		50,605

Selected Segment Information
Revenues:
The Cheesecake Factory restaurants	$547,809		$476,580		$2,078,083		$1,913,758
Other	55,337		50,261		197,636		186,851
	$603,146		$526,841		$2,275,719		$2,100,609

Income from operations:
The Cheesecake Factory restaurants	$74,673		$64,220		$308,058		$275,686
Other (1)	8,189		7,446		27,623		18,047
Corporate	(35,716)		(32,871)		(134,688)		(128,487)
	$47,146		$38,795		$200,993		$165,246

(1) Includes $0.1 million of accelerated depreciation expense related to the planned relocation of one The Cheesecake Factory restaurant in the fourteen and fifty-three weeks ended January 3, 2017 and $6.0 million of impairment expense related to Rock Sugar Pan Asian Kitchen in the fifty-two weeks ended December 29, 2015.

Selected Consolidated Balance Sheet Information	January 3, 2017		December 29, 2015
Cash and cash equivalents		$53,839		$43,854
Total assets		1,293,319		1,233,346
Total liabilities		690,112		644,807
Stockholders’ equity		603,207		588,539

	14 Weeks Ended		13 Weeks Ended		53 Weeks Ended		52 Weeks Ended
The Cheesecake Factory Supplemental Information	January 3, 2017		December 29, 2015		January 3, 2017		December 29, 2015
Comparable restaurant sales		1.1%		1.1%		1.2%		2.6%
Restaurants opened during period		5		6		7		10
Restaurants open at period-end		194		187		194		187
Restaurant operating weeks		2,690		2,394		10,031		9,341

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100

Reconciliation of Non-GAAP Results to GAAP Results

In addition to the results provided in accordance with Generally Accepted Accounting Principles (“GAAP”) in this press release, the Company is providing non-GAAP measurements which present net income and diluted net income per share excluding the impact of certain items.

The non-GAAP measurements are intended to supplement the presentation of the Company’s financial results in accordance with GAAP. The Company believes that the presentation of these items provides additional information to facilitate the comparison of past and present financial results.

The Cheesecake Factory Incorporated and Subsidiaries

Reconciliation of Non-GAAP Financial Measures

(unaudited; in thousands, except per share data)

	14 Weeks Ended	13 Weeks Ended	53 Weeks Ended	52 Weeks Ended
	January 3, 2017	December 29, 2015	January 3, 2017	December 29, 2015
Net Income (GAAP)	$32,381	$27,200	$139,494	$116,523
After-tax impact from:
- Impairment of assets and lease terminations (1)	68	-	68	3,607
Net Income (non-GAAP)	$32,449	$27,200	$139,562	$120,130

Diluted net income per share (GAAP)	$0.66	$0.54	$2.83	$2.30
After-tax impact from:
- Impairment of assets and lease terminations	0.00	-	0.00	0.07
Diluted net income per share (non-GAAP) (2)	$0.67	$0.54	$2.83	$2.37

(1) The pre-tax amount associated with these items in fiscal 2016 and 2015 were $114 and $6,011, and were recorded in impairment of assets and lease terminations.

(2) Adjusted diluted net income per share may not add due to rounding.

26901 Malibu Hills Road, Calabasas Hills, CA 91301 • Telephone (818) 871-3000 • Fax (818) 871-3100